DEAN HELLER
Secretary of State

RENEE L. PARKER
Chief Deputy Secretary of State

PAMELA RUCKEL
Deputy Secretary for Southern Nevada

STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

CHARLES E. MOORE
Securities Administrator

SCOTT W. ANDERSON
Deputy Secretary for Commercial Recordings

ELLICK HSU
Deputy Secretary for Elections

Certified Copy

March 8, 2005

Job Number: C20050308-0213
Reference Number: 20050050377-19
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20050050377-19	Amendment	4 Pages/1 Copies

Respectfully,

Dean Heller

DEAN HELLER
Secretary of State

By

Certification Clerk

Commercial Recording Division
200 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-5630

CERTIFICATE OF AMENDMENT
of
ARTICLES OF INCORPORATION
of
AVALON GOLD CORPORATION
A Nevada Corporation

The undersigned Carlton Parfitt, President and Robert Klein, Secretary of Avalon Gold Corporation does hereby certify that a special Meeting of the Board of Directors held at the offices of the Corporation on March 2, 2005, at which a quorum was present, the following resolutions were duly passed:

RESOLVED: That the Articles of Incorporation of Avalon Gold Corporation shall be amended, subject to shareholder approval, to change the name of Avalon Gold Corporation to Avalon Energy Corporation in accordance with Section 78.385 of the Nevada Revised Statute and it is further

RESOLVED: A majority of the shareholders on the record date of February 28, 2005 approved the aforesaid resolutions in accordance with Section 78.209 of the Nevada Revised Statute. The total number of outstanding shares of common stock entitled to vote with respect to the resolutions was 32,915,492 shares and the number of shares voting in favor of the resolution was 17,280,000 exceeding the vote required, such required vote being 16,786,900 shares.

RESOLVED: That the officers of the corporation and each of them is authorized and empowered to arrange for and purchase new stock certificates of the corporation to be issued to shareholders and to represent the Common Stock of this Corporation issuable pursuant to the name change and such share certificates, as determined by the officers, shall be deemed to be the shares of this corporation, and it in further

RESOLVED: That the officers of the corporation and each of them is authorized and empowered to do such things and execute such documents as may be necessary in order to effectuate the purpose of the foregoing resolutions.

RESOLVED: That the name change shall be effective at the opening of business March 22, 2005, being 6:30 A.M EST.

RESOLVED: The Articles of Incorporation of Avalon Gold Corporation are hereby amended as follows:

ARTICLE 1
(amended)

The name of Corporation is **Avalon Energy Corporation**

I, the undersigned Secretary of Avalon Gold Corporation DO HEREBY CERTIFY that the foregoing is a true, complete and accurate copy of resolutions duly adopted by the Board of Directors of the said Corporation at a special meeting held on the aforementioned day, at which a quorum of the Directors were present; and I do further certify that these resolutions have not been altered, amended repealed or rescinded and they are now in full force and effect.

Witness my and the Seal of the Corporation this 2nd day of March, 2005

Dated: March 2, 2005

Carlton Parfitt, President & Director

Dated: March 2, 2005

Robert Klein, Secretary & Director